Exhibit 10.31

May 1, 2009

Mr. Steven Johnson

COO/President

CareView Communications, Inc.

5000 Legacy Drive

Suite 470

Plano, TX 75024

Dear Mr. Johnson:

In accordance with our recent discussions, this letter shall serve as acknowledgement and agreement (“Agreement”) between DEVELO FINANCIAL GROUP, LLC, an Arizona limited liability corporation, (“DEVELO”) and CAREVIEW COMMUNICATIONS, INC., a Nevada Corporation, together with their subsidiaries, principals, shareholders, debtholders, partners, employees, affiliates, assigns, or any of their related corporate investment vehicles (“Company”), relating to investment banking services provided by DEVELO to COMPANY. DEVELO and COMPANY are hereinafter referred to collectively as the “Parties” or each individually as a “Party”.

1)	The Company hereby engages DEVELO for the seven (7) month period (the “Period”) commencing May 1, 2009 to render consulting advice to the Company as an investment banker, on a non-exclusive basis until December 31, 2009. During the term of this Agreement, DEVELO will provide the Company with such regular and customary consulting advice as is reasonably requested. This Agreement may be extended for a period of time, as mutually agreed upon by DEVELO and the Company. This agreement may be cancelled by the Company, at its sole discretion, at any time by providing written notice to DEVELO to that effect.

2)	DEVELO’s Role: DEVELO will introduce the Company to funding sources (“Investors”) which may be interested in investing in, merging with, joint ventures, purchasing the securities of (debt or equity) or executing any range of corporate financial transactions, including advances, bridges and/or partial payments, with COMPANY (“Transactions”).

3)	Fees and Expenses: If COMPANY consummates a Transaction with an Investor, COMPANY agrees to pay DEVELO (unless otherwise directed by DEVELO) directly via wire transfer (per the instructions set forth in Appendix B) from any proceeds raised by COMPANY or directly from the consideration conveyed to COMPANY, as a condition of closing, on the same day as the closing, in U.S. dollars and exclusive of value added tax, withholding tax, and any other similar taxes; and, agrees to provide DEVELO with all requisite legal opinions relating to any form of equity earned herein so that it may be transferred or sold by DEVELO without limitations, according to the following:

a)	Equity Financing: The COMPANY shall pay a cash fee according to the formula below of the amount of equity capital committed and closed upon with an Investor during the Term (“Equity Transaction Fee”). The same cash fee shall apply to any additional amounts received from the Investor which gave rise to the Equity Transaction Fee for a period of two (2) years from the expiration of the Term. The sale of an Equipment Package shall be treated as an Equity Transaction.

i.	10% of the first $5,000,000
ii.	8% of the next $1,000,000
iii.	7% of the next $1,000,000
iv.	6% of the next $1,000,000
v.	5% of the next $1,000,000 or greater balance

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b)	Debt Financing: The COMPANY shall pay a cash fee of four percent (4%) of the total debt facility closed upon with an Investor during the Term (“Debt Transaction Fee”). The entire Debt Transaction Fee is payable in full at closing regardless of the size of the drawdown by COMPANY. A cash fee of four percent (4%) shall apply to any additional amounts received from the Investor which gave rise to the Debt Transaction Fee for a period of two (2) years from the expiration of the Term, excluding loan renewals.

c)	Warrants: The COMPANY will issue to DEVELO warrants equal to eight percent (8%) of the dollar amount of Equity issued as a result of any Investment. The exercise price of the financing Warrants will be the actual price paid for COMPANY stock by the funding source (including but not limited to the effect of any incentive shares, issued by COMPANY to an Investor, on the price per share paid by the investor). Such Warrants shall be exercisable at any time by DEVELO within five (5) years of the respective Transaction closing date and shall have customary anti-dilution provisions. The shares underlying DEVELO’s Warrants will be registered by COMPANY in its next SB2 filing with the Securities and Exchange Commission following each Transaction’s Closing Date, and shall carry piggyback registration rights.

d)	Follow-on Warrants: Should COMPANY receive additional equity and/or debt commitments beyond the initial equity investment or debt from the same Investor(s) within a two (2) year period from the expiration of the Term, DEVELO will receive additional warrants equal to five percent (5%) (“Follow-on Warrants”) of the total additional dollar amount of equity provided by such Investor(s). The exercise price of the Follow-on Financing Warrants will be equal to the lesser of: i) the five day trading average of the common stock prior to the date upon which the follow-on financing closes (“Follow-on Financing Closing Date”); or ii) the price paid for COMPANY stock by the equity source. Such Follow-on Financing Warrants shall be exercisable at any time by DEVELO within five (5) years of the date of the Follow-on Financing Closing Date. DEVELO’s Follow-on Financing Warrants will be registered in the next SB2 filing with the Securities and Exchange Commission following each Follow-on Financing Closing Date, and shall carry piggyback registration rights. No warrants shall be issuable if a Debt Transaction Fee is payable. Convertible debt shall be treated as an Equity Financing and the warrants issuable shall be the same securities and the same price as issuable upon conversion of the convertible notes.

4)	Mergers, Acquisitions, Joint Ventures And Distribution Agreements: In the event that DEVELO’s Investment Banking services result in an agreement being executed between COMPANY and a party introduced by DEVELO and approved in writing by the COMPANY with respect to a merger, acquisition or strategic partner entity (“Acquisition”) subsequent to the initial transaction but within two (2) years thereafter, COMPANY agrees to compensate DEVELO for its efforts to facilitate said agreement with cash and warrant compensation as outlined below, whether that agreement takes the form of stock, options, warrants, or other marketable securities (hereinafter “Instruments’”) either (i) provided by COMPANY to the Acquisition or (ii) provided by the Acquisition to COMPANY. In the event the agreement entails the formation of a separate entity, such as but not limited to a joint venture corporation, COMPANY agrees to provide cash compensation to DEVELO, as outlined below, upon closing of the Transaction that creates the separate entity and the receipt of such securities by COMPANY or its shareholders from the Transaction. Should an agreement include more than one Transaction, i.e., should an agreement include some type of payment (i) from COMPANY to the Acquisition or (ii) from the Acquisition to COMPANY as well as the formation of a separate entity, then the form of compensation due DEVELO, associated with the formation of the separate entity, will also be in accordance with the schedule below for each Transaction, payable at the closing of each said Transaction. In addition, DEVELO will be compensated for any other Transaction(s) resulting from this agreement, with the form of compensation to match the nature of the Transaction(s), e.g., if the agreement includes the establishment of a joint venture, compensation would take the form of cash compensation based upon the total value of that joint venture. The agreed to fee schedule for mergers, acquisitions, joint ventures and distribution agreements with Acquisitions is calculated as follows:

a)	Acquisition Cash Compensation: DEVELO will receive cash compensation, according to the following formula, based on the total cash, debt and equity consideration (“Consideration”) paid to the COMPANY or shareholders of the COMPANY with respect to the Acquisition:

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i	6% of the first	$ 10,000,000
ii.	4% of the second	$10,000,000
iii.	3% of the third	$10,000,000
iv.	2% of the fourth	$10,000,000
v.	1% of the remaining	$ 10,000,000 or greater balance

5)	Expenses: COMPANY agrees to pay in advance DEVELO’s out-of-pocket travel expenses incurred in connection with this Agreement, provided the COMPANY has given prior approval. In addition, the COMPANY will reimburse DEVELO for expenses to include printing, copying, binding, materials, courier, postage and overnight mail.

6)	Trailing Period: In addition, if any Transaction involving the assets, securities or debt structure of COMPANY is directly or indirectly effected by an Investor or Acquisition, or COMPANY enters into a Transaction involving the assets or securities of an Acquisition, within a two (2) year period after the expiration of this Agreement, DEVELO shall be paid a Transaction Fee.

7)	Investor Meetings: DEVELO shall be notified by COMPANY in advance of any Investor meeting or closing and shall have the right but not the obligation to be present.

8)	COMPANY Information: COMPANY will furnish DEVELO with such information regarding the business and its financial condition as is reasonably requested, all of which will be, to COMPANY best knowledge, accurate and complete in all material respects at the time furnished. DEVELO shall have no responsibility for any information supplied by or on behalf of COMPANY to any investor. COMPANY represents and warrants that all materials supplied to DEVELO has been prepared in good faith based upon assumptions which, in light of the circumstances under which they are made, are reasonable and that the information is accurate and complete in all material respects and will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading. COMPANY will promptly notify DEVELO if it learns of any material misstatement in, or material omission from, any information previously delivered to DEVELO. DEVELO may rely, without independent verification, on the accuracy and completeness of all information furnished by COMPANY, Investor or any other potential party to any Transaction. COMPANY understands that DEVELO will not be responsible for independently verifying the accuracy of such information, and shall not be liable for any inaccuracies therein. Except as may be required by law or court process, any opinions or advice (whether written or oral) rendered by DEVELO pursuant to this Agreement are intended solely for the benefit and use of COMPANY, and may not be publicly disclosed in any manner or made available to third parties (other than COMPANY management, directors, advisors, accountants and attorneys) without the prior written consent of DEVELO. All offerings of assets or securities by COMPANY shall be conducted in compliance with all applicable laws, including but not limited to federal and state securities laws.

9)	Nature of DEVELO Services: Any communications had by DEVELO with COMPANY pursuant to this letter may not be disclosed publicly in any manner without the prior written approval of DEVELO, except as may be required by state or federal securities laws. All information given to DEVELO by COMPANY and all communication held by DEVELO with COMPANY will be considered by DEVELO as confidential information and DEVELO shall disclose such information only in the course of performing its services as defined herein. DEVELO makes no representation that its work product is an audit or that its communications with COMPANY conform to any commercial, legal, GAAP or IRS standards. COMPANY agrees that it shall review all information received from DEVELO (including any information received from acquisition candidates and other third parties) and, as it deems necessary, bear all responsibility made from decisions based on such information.

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10)	Non-Circumvention: COMPANY shall respect the integrity and tangible value of DEVELO’s firsthand contacts, including but not limited to funding sources, Investors and counter-party to an Acquisition, (“Firsthand Contact”) and shall not in any manner whatsoever, either at the present time, or any future time up until the termination of Trailing Period, attempt to:

a)	Seek to gain benefit from consummating any Transaction, which has been referred by a DEVELO’s Firsthand Contact, without compensating DEVELO as provided herein;

b)	Solicit, endeavor to entice away Firsthand Contacts from DEVELO; or

c)	Interfere with the relationship of DEVELO with any of its Firsthand Contacts.

10)	Attorneys’ Fees: If any Party to this Agreement brings an action directly or indirectly based upon this Agreement or the matters contemplated hereby against the other Party, the prevailing Party shall be entitled to recover, in addition to any other appropriate amounts, its reasonable costs and expenses in connection with such proceeding, including, but not limited to, reasonable attorneys’ fees and court costs.

11)	Indemnification; Standard of Care: COMPANY agrees to provide indemnification, contribution and reimbursement to DEVELO and certain other parties in accordance with, and further agrees to be bound by the other provisions set forth in Appendix A, attached hereto.

12)	Miscellaneous: COMPANY acknowledges that DEVELO and its affiliates have and will continue to have investment banking and other relationships with parties other than the COMPANY pursuant to which DEVELO may acquire information of interest to COMPANY. COMPANY further acknowledges that DEVELO shall have no obligation to disclose such information to COMPANY, or to use such information in connection with any contemplated Transaction. COMPANY also acknowledges that DEVELO has other business relationships with industry participants and hereby waives any actual or potential conflicts of interest in connection with DEVELO’s services under this Agreement.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect pursuant to the terms hereof.

This Agreement incorporates the entire understanding of the parties regarding the subject matter hereof, and supersedes all previous agreements or understandings regarding the same, whether written or oral.

This Agreement may not be amended, and no portion hereof may be waived, except in a writing duly executed by the parties.

This Agreement may be executed in counterparts, all of which taken together shall be deemed one original.

Any notice or other communication required or permitted under this Agreement shall be sufficiently given if (i) sent by registered mail, postage prepaid and return receipt requested, or (ii) sent by courier service, including but not limited to Federal Express, the United States Postal Service or UPS, with signature release confirming acceptance of delivery, or if sent by United States Postal Service Priority Mail with delivery confirmation, to the address of the parties set forth in the first paragraph of this Agreement or such addresses as may have been provided in like manner to both parties to this

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Agreement. Any notice that is sent by mail under this Agreement shall be considered received on the date on which it is actually delivered to the premises of the party to whom it is properly addressed, such date to be conclusively evidenced by the date of the return receipt, signature release confirmation or delivery confirmation.

THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF ARIZONA WITHOUT REGARD TO SUCH STATE’S RULES CONCERNING CONFLICTS OF LAWS. EACH OF DEVELO AND THE COMPANY (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS EQUITY HOLDERS) WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THE ENGAGEMENT OF DEVELO PURSUANT TO, OR THE PERFORMANCE BY DEVELO OF THE SERVICES CONTEMPLATED BY THIS AGREEMENT.

13)	Arbitration: In the event of a dispute, controversy or claim relating to this Agreement, including the construction or application of this Agreement, either party may request a negotiation on the disputed issue (“Request for Negotiation”) the parties shall negotiate in good faith to try and resolve such dispute through negotiation in a fair and reasonable manner.

In the event such dispute or controversy is not resolved within a period of sixty (60) days from the date a party first requests such Request for Negotiation, then the parties agreed to submit their dispute for resolution to mediation to be held under the rules of the American Arbitration Association. The venue for such mediation shall be Phoenix, AZ.

In the event any such controversy or claim is not resolved through mediation within a period of ninety (90) days from the date a party first sends notice of Request for Negotiation, then either party may submit a request for arbitration to the other party (“Request for Arbitration”) any such controversy or claim will be settled by binding arbitration in accordance with the procedures set forth below. The exhaustion of the negotiation and mediation procedures set forth above shall be a condition precedent to the right to commence arbitration proceedings hereunder.

A single arbitrator shall be appointed by unanimous consent of the Parties within 30 days of the Request for Arbitration, and such arbitrator shall be familiar with the issues involved in investment banking engagements. If the Parties cannot reach agreement on an arbitrator within the thirty (30) day timeframe, the appointing authority shall be President of the American Arbitration Association, who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim, but who is familiar with the issues involved in investment banking engagements.

a)	The arbitration proceedings shall be held in Phoenix, AZ;

b)	The arbitrator shall be and remain at all times wholly independent and impartial;

c)	The arbitration proceedings shall be conducted in accordance with the rules of the American Arbitration Association;

d)	Any procedural issues not determined under the arbitral rules selected pursuant to this contract shall be determined by the law of the place of arbitration, other than those laws which would refer the matter to another jurisdiction;

e)	Each Party shall be responsible for its own costs of the arbitration proceedings (including attorneys’ fees and costs); and

f)	Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

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AGREED AND ACCEPTED

DEVELO FINANCIAL GROUP, LLC

By:	/s/ Jeffrey D. Howes
Name:	Jeffrey D. Howes
Title:	Managing Member

CAREVIEW COMMUNICATIONS, INC.

By:	/s/ Steven Johnson
Name:	Steven Johnson
Title:	COO / President

[Signature page for Agreement between DEVELO and COMPANY]

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APPENDIX A

INDEMNIFICATION

This Schedule is attached to, and constitutes a material part of, that certain agreement dated October 1, 2008 addressed to COMPANY by DEVELO (the “Agreement”). Unless otherwise noted, all capitalized terms used herein shall have the meaning set forth in the Agreement.

As a material part of the consideration for the agreement of DEVELO to furnish its services under the Agreement, COMPANY agrees to indemnify and hold harmless DEVELO and its affiliates, and their respective past, present and future directors, officers, shareholders, employees, agents, contractors, teaming and joint venture partners and controlling persons within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (collectively, the “indemnified Parties”), to the fullest extent lawful, from and against any and all losses, claims, damages or liabilities (or actions in respect thereof), joint or several, arising out of or related to the Agreement, any actions taken or omitted to be taken by an Indemnified Party (including acts or omissions constituting ordinary negligence) in connection with the Agreement, or any Transaction or proposed Transaction contemplated thereby. In addition, COMPANY agrees to reimburse the indemnified Parties for any reasonable legal or other expenses reasonably incurred by them in respect thereof at the time such expenses are incurred; provided, however, COMPANY shall not be liable under the foregoing indemnity and reimbursement agreement for any loss, claim, damage or liability which is finally judicially determined to have resulted primarily from the willful misconduct or gross negligence of any Indemnified Party.

If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold it harmless, COMPANY shall contribute to the amount paid or payable by the Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by COMPANY, on the one hand, and DEVELO, on the other hand, in connection with the actual or potential Transaction and the services rendered by DEVELO. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or otherwise, then COMPANY shall contribute to such amount paid or payable by any Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits, but also the relative fault of COMPANY, on the one hand, and DEVELO, on the other hand, in connection therewith, as well as any other relevant equitable considerations. Notwithstanding the foregoing, the aggregate contribution of all Indemnified Parties to any such losses, claims, damages, liabilities and expenses shall not exceed the amount of fees actually received by DEVELO pursuant to the Agreement.

DEVELO shall not effect any settlement or release from liability in connection with any matter for which an Indemnified Party would be entitled to indemnification from COMPANY, unless such settlement or release contains a release of the Indemnified Parties reasonably satisfactory in form and substance to DEVELO. DEVELO shall not be required to indemnify any Indemnified Party for any amount paid or payable by such party in the settlement or compromise of any claim or action without COMPANY prior written consent.

DEVELO further agrees that neither DEVELO nor any other Indemnified Party shall have any liability, regardless of the legal theory advanced, to COMPANY or any other person or entity (including COMPANY equity holders and creditors) related to or arising out of DEVELO’s engagement, except for any liability for losses, claims, damages, liabilities or expenses incurred by COMPANY which are finally judicially determined to have resulted primarily from the willful misconduct or gross negligence of any Indemnified Party. The indemnity, reimbursement, contribution and other obligations and agreements of COMPANY set forth herein shall apply to any modifications of the Agreement, shall be in addition to any liability which COMPANY may otherwise have, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of COMPANY and each Indemnified Party. The foregoing provisions shall survive the consummation of any Transaction and any termination of the relationship established by the Agreement.

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